Exhibit 99.1

SPAR Group Receives NASDAQ Notification Letter

TARRYTOWN, N.Y., September 21, 2009 -- SPAR Group, Inc. (NASDAQ:SGRP) announced today it received a notification letter from NASDAQ on September 16, 2009, that the company is no longer in compliance with certain requirements for continued listing on The NASDAQ Capital Market.

The letter from the NASDAQ stated the company has failed to maintain a minimum closing bid price of $1.00 per share for its shares of Class A Common Stock for the prior 30 consecutive business days as required by NASDAQ Stock Market Listing Rule 5550(a)(2) (the “Bid Price Rule”). The letter provides that SPAR Group has until March 15, 2010 as a grace period to regain compliance with the Bid Price Rule by maintaining a closing bid price of $1.00 per share for a minimum of ten consecutive business days. If at anytime during the grace period the bid price of the SPAR Group’s security closes at $1.00 per share or more for a minimum of ten consecutive business days, NASDAQ will provide the Company with written confirmation of compliance and the matter will be closed.

In the event the Company does not regain compliance with the Rule prior to the expiration of the grace period, it will receive written notification that its securities are subject to delisting. Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market. If it meets the initial listing criteria, Staff will notify the Company that it has been granted an additional 180 calendar day compliance period.

The NASDAQ letter does not affect the listing of the company’s securities at this time, and SPAR Group shares will continue to trade on The NASDAQ Capital Market under the symbol, SGRP.

About SPAR Group

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania, China, Lithuania, Latvia, Estonia, Australia and New Zealand. For more information, visit SPAR Group’s Web site, www.sparinc.com.

Certain statements in this news release are forward-looking, including, but not limited to, attracting new business that will increase SPAR Group’s revenues and continuing to maintain costs. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation), the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K , quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

Contact Information:

SPAR Group, Inc.

James R. Segreto, Chief Financial Officer

(914) 332-4100

Alliance Advisors, LLC

Alan Sheinwald, President

(914) 669-0222

asheinwald@allianceadvisors.net

Or

Mark McPartland, Vice President

(910) 686-0455

markmcp@allianceadvisors.net